EXHIBIT 99.1


                FFE TRANSPORTATION SERVICES, INC.
                  EMPLOYEE STOCK OWNERSHIP PLAN

      STATEMENTS OF NET ASSETS AVAILABLE FOR PLAN BENEFITS

                   December 31, 1999 and 1998


                                         1999             1998
                                        -----             ----
Money market fund                   $  196,707      $   285,960
Frozen  Food  Express Industries,
Inc.
  Common Stock                       9,262,056       19,731,828
Receivables
                                           976            1,270
                                     ---------       ----------
      Total assets                   9,459,739       20,019,058

Less:
Benefits payable                     2,751,107        4,827,428
Trustee payable                         18,402                0
Due to related trust                    30,107           65,303
                                     ---------       ----------
      Net assets available for
         plan benefits              $6,660,123      $15,126,327
                                     =========       ==========


     See accompanying notes and report of independent public
                          accountants.



                FFE TRANSPORTATION SERVICES, INC.
                  EMPLOYEE STOCK OWNERSHIP PLAN

 STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS

          Years Ended December 31, 1999, 1998 and 1997

                                  1999        1998         1997
                                  ----        ----         ----

Investment income:
    Dividend income         $   221,602  $   303,550  $   316,981
    Interest income               8,864        9,957       10,504
                               --------   ----------   ----------
                                230,466      313,507      327,485

Net unrealized depreciation
    in market value of
    investments             (10,204,161)  (3,439,863)    (915,106)
Realized gain on sale of
    stock                         6,194       19,350       15,099
Recordkeeping fees              (18,402)         -            -
                              ----------  ----------   ----------
                             (9,985,903)  (3,107,006)    (572,522)

Increase (decrease) in fair
    market value of plan
    benefits payable to
    Participants              1,519,699      146,618     (866,100)
                             ----------   ----------   ----------
Net decrease                 (8,466,204)  (2,960,388)  (1,438,622)

Net assets available for
    plan benefits at
    beginning of year        15,126,327   18,086,715   19,525,337
                             ----------   ----------   ----------
Net assets available for
    plan benefits at
    end of year             $ 6,660,123  $15,126,327  $18,086,715
                             ==========   ==========   ==========

       See accompanying notes and report of independent public
                          accountants.




                FFE TRANSPORTATION SERVICES, INC.
                  EMPLOYEE STOCK OWNERSHIP PLAN

                  NOTES TO FINANCIAL STATEMENTS

                        December 31, 1999

1.Description of the Plan
   -----------------------
  The FFE Transportation Services, Inc. Employee Stock Ownership Plan (the "FFE Plan") is a defined contribution plan designed to provide retirement income to employees of FFE Transportation Services, Inc. and other affiliated participating companies (the "Employer") in compliance with the Employee Retirement Income Security Act of 1974 ("ERISA"). The FFE Plan is designed to invest primarily in Common Stock of Frozen Food Express Industries, Inc. ("FFEX"), the parent corporation of the Employer. Participants should refer to the FFE Plan agreement for a more complete description of the FFE Plan's provisions.

  Contributions - Contributions by the Employer are at the discretion of its Board of Directors. No participant shall be required or permitted to make contributions.

  Eligibility  -  Employees become eligible for participation  in
  the   FFE  Plan  as  of  the  first  entry  date,  as  defined,
  concurrent with or next following the employees' completion of 1,000 hours of service.

  Benefits and vesting - Participants are entitled to vested benefits upon attainment of normal or early retirement age, disability, or other termination of employment, whether voluntary or involuntary. Participants' beneficiaries are entitled to benefits if the participant was vested at the time of death. Participants' benefits from company contributions begin to vest subsequent to completion of three years of credited service and vest 100% at completion of seven years of credited service, as defined by the FFE Plan.

  Participants' accounts - A separate account is maintained for each participant. If no restrictions apply, the participant's account is adjusted annually for the participant's allocable share of employer contributions, earnings on employer contributions, plan forfeitures, realized and unrealized gains and losses, and any amounts distributed to the participant or participant's beneficiary from such account. Allocation of employer contributions and plan forfeitures are based on annual compensation. FFE Plan earnings are allocated based on participants' account balances.

  Administration  - The FFE Plan is administered by  a  committee
  appointed  by  the Board of Directors of FFEX.   Administrative
  expenses not paid by the Employer are paid by the FFE Plan.

  Tax status - The United States Treasury Department has advised that the FFE Plan constitutes a qualified trust under Section 401(a) of the Internal Revenue Code (the "Code") and is therefore exempt from federal income tax under provisions of
  Section 501(a) of the Code. Employer contributions and FFE Plan earnings are not includable in the participant's taxable income until such amounts are distributed to the participant or to the participant's beneficiary.

2. Summary of significant accounting policies
   ------------------------------------------
  Basis of accounting - The financial statements of the FFE Plan are under the accrual method of accounting.

  Accounting estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires the FFE Plan Committee to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported period. Actual outcomes may vary from these estimates.

  Valuation of investments - Investment in FFEX Common Stock, consisting of 2,390,208 and 2,506,265 shares at December 31, 1999 and 1998, respectively, is valued at the quoted market price on the last day of the year.


3. Net unrealized appreciation in market value of investments
   ----------------------------------------------------------
  The 1999, 1998 and 1997 net unrealized depreciation in market value of investments was as follows:

                                For the Year Ended December 31,
                                -------------------------------
                                  1999          1998          1997
                                 -----          -----         -----

   Investment at market      $  9,262,056   $19,731,828    $23,305,860

   Investment at cost          (5,293,183)   (5,558,794)    (5,692,963)
                                ---------     ---------      ----------
   Unrealized depreciation
      at end of year            3,968,873    14,173,034     17,612,897

   Unrealized depreciation
      at beginning of year    (14,173,034)  (17,612,897)   (18,528,003)
                               ----------    ----------      ----------
   Net unrealized depreciation
       in market value of
       investments during
       the year              $(10,204,161)  $(3,439,863)  $   (915,106)
                               ==========    ==========      ==========


4. Trust Agreement
   ---------------
  As  of  December 31, 1999 pursuant to a trust agreement,  Chase
  Bank of Texas, N.A. held all investment assets of the FFE Plan and executed all transactions therein.




5. Subsequent Event
   ----------------
  On January 1, 2000, the FFE Plan was merged into the Frozen Food Express Industries, Inc. 401(k) Savings Plan (the "Savings Plan"). The transfer of net assets was credited to separate  participant  accounts  of  the  Savings  Plan  as  of
  January 1, 2000 in amounts equal to their balances as previously carried in the accounts of the FFE Plan. No employer contributions were made to the FFE Plan during the year and no future employer contributions will be made.





            REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
            ----------------------------------------

The  Administrative Committee of the FFE
     Transportation Services, Inc.
     Employee Stock Ownership Plan:

We have audited the accompanying statements of net assets available for plan benefits of the FFE Transportation Services, Inc. Employee Stock Ownership Plan (the "Plan") as of December 31, 1999 and 1998, and the related statements of changes in net assets available for plan benefits for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for plan benefits of the FFE Transportation Services, Inc. Employee Stock Ownership Plan, as of December 31, 1999 and 1998, and the changes in net assets available for plan benefits for each of the three years in the period ended December 31, 1999 in conformity with generally accepted accounting principles.

Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules on the following pages are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedules on the following pages have been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the foregoing basic financial statements taken as a whole.



/s/ Waters, Wright & Associates, RLLP
-------------------------------------
July 12, 2000















                     ADDITIONAL INFORMATION















                FFE TRANSPORTATION SERVICES, INC.
                  EMPLOYEE STOCK OWNERSHIP PLAN

               ITEM 27a - SCHEDULE OF ASSETS HELD
                     FOR INVESTMENT PURPOSES

                        December 31, 1999


(a)   (b)                  (c) Description      (d)         (e) Current
      Identity of Issue       of Investment         Cost         Value
---   ------------------    ----------------      -------      ---------
      Chase Bank of         Money Market Fund    $  196,707   $  196,707
        Texas, NA

 *    FFEX                  2,390,208 shares
                              Common Stock
                              of Frozen
                              Food Express
                              Industries, Inc.   $5,293,183   $9,262,056


*  Party-in-interest to the plan.






                FFE TRANSPORTATION SERVICES, INC.
                  EMPLOYEE STOCK OWNERSHIP PLAN

         ITEM 27a - SCHEDULE OF ASSETS ACQUIRED AND SOLD

                        December 31, 1999


   (a)                  (b) Description        (c)         (d) Current
      Identity of Issue     of Investment          Cost         Value
      ------------------    ----------------      -------      -------
          None           * 1,617 shares Frozen
                                 Food Express
                                 Industries, Inc.
                                 Common Stock      $6,964      $14,553

  * These are total shares sold within the plan year, not necessarily just those shares acquired and disposed within the plan year.

  All other investment assets which were both acquired and disposed of during the plan year were interests issued by money market funds. Therefore, these transactions are excluded from this schedule in accordance with the Specific Instructions for Form 5500.







                FFE TRANSPORTATION SERVICES, INC.
                  EMPLOYEE STOCK OWNERSHIP PLAN

         ITEM 27d - SCHEDULE OF REPORTABLE TRANSACTIONS

             Years Ended December 31, 1999 and 1998


                                        Purchases
                                       -----------
Identity of                         Shares/              Market
Party Involved       Description     Units      Cost     Value
---------------      ------------   --------   -----    -------
1999
-----
 None                    N/A          N/A       N/A       N/A

1998
-----
 None                    N/A          N/A       N/A       N/A